Exhibit 99.1

Longs Drug Stores Corporation Reports

Third Quarter Fiscal 2004 Results

WALNUT CREEK, Calif. (November 19, 2003) – Longs Drug Stores Corporation (NYSE: LDG) today reported net income of $5.2 million, or $0.14 per diluted share, for the third quarter ended October 30, 2003.  This compared with net income of $3.0 million, or $0.08 per diluted share, for the quarter ended October 31, 2002.

Total sales of $1.09 billion for the 13 weeks ended October 30, 2003 were 2.1 percent higher than the $1.06 billion reported in the same period last year.  Pharmacy sales were 47.8 percent of total drug store sales during the period compared with 45.4 percent a year ago.  Same-store sales decreased 0.7 percent with pharmacy same-store sales increasing 3.9 percent and front-end same-store sales decreasing 4.6 percent.  Prescription sales reimbursed through third parties represented 89.9 percent of total pharmacy sales, down from 90.9 percent from a year ago.

The company estimated that the grocery strike in Southern California contributed $0.01 per diluted share to reported net income and favorably impacted same-store sales by 80 to 100 basis points for the 13 weeks ended October 30, 2003.

Commenting on the results for the quarter, Chairman, President and Chief Executive Officer Warren Bryant said, “We are pleased with the continued progress we are making on our initiatives and encouraged by the results we achieved in the third quarter.

“Achieving a 75 percent increase in net income on a total sales increase of 2 percent reflects the progress we have made on our initiatives,” Bryant said.  “We have taken a number of steps to improve our business while reducing operating and administrative expenses $7.9 million during the quarter.”

Commenting on the company’s initiatives, Bryant said, “Our organizational changes, new technology systems and improved store operations have all contributed to our ability to increase the value we offer our customers in price, service and convenience while improving our profitability.

“Our focus will continue to be on the needs of our customers, strengthening our competitive positioning and successfully executing our previously announced profitability and productivity initiatives,” Bryant said.

Nine-Month Results

Net income for the 39 weeks ended October 30, 2003 was $16.3 million, or $0.44 per diluted share including charges the company recorded in the first six months of the year totaling $11.8 million pre-tax ($7.1 million after-tax, or $0.19 per diluted share) which consisted of

•                  $5.2 million pre-tax ($3.0 million after-tax, or $0.08 per diluted share) of accelerated depreciation for the abandonment of a pharmacy system related asset;

•                  $3.7 million pre-tax ($2.3 million after-tax, or $0.06 per diluted share) for costs associated with the Voluntary Separation Program for store managers announced in July;

•                  $3.4 million pre-tax ($2.1 million after-tax, or $0.06 per diluted share) for costs associated with a reduction in force and consolidation of facilities;

•                  $1.5 million pre-tax ($0.9 million after-tax, or $0.02 per diluted share) for the write-off of information technology assets;

•                  $1.0 million pre-tax ($0.6 million after-tax, or $0.02 per diluted share) increase in the company’s closed store reserves;

•                  Offset by a $3.0 million pre-tax gain ($1.8 million after-tax, or $0.05 per diluted share) on the sale of property.

In the comparable 39 weeks ended October 31, 2002, income before the cumulative effect of an accounting change related to the adoption of SFAS 142 was $24.9 million, or $0.65 per diluted share.

Total sales for the 39 weeks ended October 30, 2003 were  $3.30 billion, an increase of 1.3 percent from the $3.26 billion reported in the comparable period last year.  Pharmacy sales were 47.1 percent of total drug store sales during the period, compared with 45.2 percent a year ago.  Same-store sales decreased 1.1 percent with pharmacy same-store sales increasing 2.8 percent and front-end same-store sales decreasing 4.4 percent.

As previously reported, the company began classifying advertising expenses as a component of cost of sales at the beginning of the fiscal year.  The company had previously classified advertising expenses as a component of operating and administrative expenses.  Results for the 13-week and 39-week periods ended October 31, 2002 have been reclassified to conform to this new presentation, resulting in an increase in the previously reported cost of sales and a comparable decrease in previously reported operating and administrative expenses.  This reclassification had no impact on previously reported net income.

Management Outlook

For the fourth quarter ending January 29, 2004, Longs estimates total sales in the range of flat to a 3 percent increase compared with the fourth quarter last year, with same-store sales in the range of a 2 percent decline to a 1 percent increase.  Given these sales assumptions and the company’s continued progress on previously stated initiatives, Longs’ goal is to achieve net income in the range of $0.38 to $0.41 per diluted share in the fourth quarter.  By comparison, Longs reported net income of $0.17 per diluted share in the fourth quarter of last year, which included after-tax net charges of $0.10 per diluted share comprised of $0.17 per diluted share for store closure and asset impairment charges offset by income tax credits of $0.07 per diluted share.

Longs is adjusting the lower end of the range of its previous outlook for full year results to reflect its third quarter performance.  The company estimates total sales for the full year of fiscal 2004 will increase in the range of 1 to 3 percent over fiscal 2003, with same-store sales in the range of a 2 percent decrease to flat.  The company’s goal is to achieve net income in the range of $0.82 to $0.85 per diluted share, including the net charges totaling $11.8 million pre-tax ($7.1 million after-tax, or $0.19 per diluted share) recorded in the first half of fiscal 2004 and discussed earlier in this news release.  This compares with income for fiscal 2003 before the effect of an accounting change related to the adoption of SFAS 142 of $31.3 million, or $0.82 per diluted share, which included after-tax net charges of $0.10 per diluted share described above.

Teleconference and Webcast

Longs has scheduled a conference call at 4:30 p.m. EST/1:30 p.m. PST today to discuss its third quarter 2004 performance and business outlook. The call will be broadcast live on the company’s Web Site at www.longs.com.  A replay of the conference call will be available approximately two hours after the call and available through Wednesday, November 26, by dialing 719-457-0820 and using the confirmation number 619256.  The audio Webcast of the conference call will also be archived for one full quarter on the company’s Web site.

Forward-Looking Statements

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act.  Such statements relate to, among other things, sales, earnings, cost reductions and improved operational efficiencies, and are indicated by such words or phrases as “projects, expects, estimates, goals,” or similar words or phrases.  These statements are based on Longs’ current plans and expectations and involve risks and uncertainties that could cause actual events and results to vary materially from those included in or contemplated by such statements.  Risks and uncertainties include, among other things, risks of changing market conditions in the overall and regional economy and in the retail industry, consumer demand, the opening of new stores, consumer reaction to remodeled stores, the success of Longs’ advertising and merchandising strategies, labor unrest in the same or competitive industries, natural or manmade disasters, competition from new and existing retail drug stores, maintaining satisfactory relationships with vendors, the ability of the company to execute its previously announced initiatives, action or inaction of legislative or other governmental bodies or agencies, and other factors detailed from time to time in the company’s media releases and in its annual, quarterly and other reports filed with the Securities and Exchange Commission (SEC).  Please refer to such filings for a further discussion of these risks and uncertainties.  The company undertakes no obligation to update any projections or other forward-looking statements to reflect events or circumstances that may arise after the date of this release.  The company also cautions readers that the time and/or manner of the scheduled distribution of its third quarter fiscal 2004 performance information, as well as its teleconference and webcast, may change for technical or administrative reasons outside the company’s control.

About Longs Drug Stores Corporation

Longs Drug Stores Corporation is one of the most recognized retail drug store chains on the West Coast and in Hawaii, averaging approximately $10 million in annual sales per store in fiscal 2003.  Through its 470 stores located in California, Hawaii, Washington, Nevada, Colorado and Oregon, Longs Drug Stores serves the health and well-being needs of consumers with customer-oriented pharmacy services and convenient product offerings that include over-the-counter medications, photo and cosmetics.  Headquartered in Walnut Creek, California, Longs also provides pharmacy benefit management (PBM) services through its RxAmerica subsidiary.  Additional information about Longs Drug Stores Corporation and its Internet prescription services is available at www.longs.com.

Condensed Consolidated Income Statements (unaudited)

	For the 13 weeks ended		For the 39 weeks ended
	10/30/2003	10/31/2002	10/30/2003	10/31/2002
	Thousands Except Per Share

Sales	$1,087,293	$1,064,470	$3,299,886	$3,255,929

Cost of sales	813,289	787,682	2,452,736	2,418,852
Gross profit	274,004	276,788	847,150	837,077

Operating and administrative expenses	241,984	249,842	744,106	730,261
Depreciation and amortization	20,066	19,595	63,753	57,677
Provision for store closures and asset impairment	—	—	2,543	—
Legal settlements and other disputes	—	—	—	469
Operating income	11,954	7,351	36,748	48,670

Interest expense	3,648	3,515	10,904	10,243
Interest income	(76)	(228)	(315)	(874)

Income before income taxes and cumulative effect of accounting change	8,382	4,064	26,159	39,301

Income taxes	3,152	1,076	9,836	14,402

Income before cumulative effect of accounting change	5,230	2,988	16,323	24,899

Cumulative effect of accounting change (net of tax of $16,410)	—	—	—	(24,625)

Net income	$5,230	$2,988	$16,323	$274

Earnings per common share (diluted):
Income before cumulative effect of accounting change	$0.14	$0.08	$0.44	$0.65
Cumulative effect of accounting change (net of tax of $0.43)	—	—	—	(0.64)
Net income	$0.14	$0.08	$0.44	$0.01

Weighted average number of shares outstanding (diluted)	37,413	38,274	37,411	38,197

Number of stores, beginning of period	463	442	455	436
Stores opened	5	5	13	14
Stores closed	(1)	—	(1)	(3)
Number of stores, end of period	467	447	467	447

Condensed Consolidated Balance Sheets (unaudited)

	10/30/03	10/31/02	01/30/03
	Thousands
Cash and cash equivalents	$55,088	$59,576	$40,195
Pharmacy and other receivables, net	148,090	122,806	135,610
Merchandise inventories (LIFO)	478,209	490,262	443,435
Other current assets	44,895	34,327	43,421
Current assets	726,282	706,971	662,661

Property, net of depreciation	606,358	601,035	596,018
Goodwill	82,085	82,236	82,085
Other non-current assets	10,165	11,841	11,307

Total assets	$1,424,890	$1,402,083	$1,352,071

Accounts payable and accrued expenses	$333,958	$312,021	$270,986
Employee compensation and benefits	94,314	84,010	92,185
Taxes payable	45,454	42,297	54,579
Current portion of long-term debt	63,923	2,345	2,348
Current liabilities	537,649	440,673	420,098

Long-term debt	147,558	211,481	181,429
Deferred income taxes and other long-term liabilities	35,914	35,788	34,074
Stockholders’ equity	703,769	714,141	716,470

Total liabilities and stockholders’ equity	$1,424,890	$1,402,083	$1,352,071

Condensed Consolidated Cash Flow Statements (unaudited)

	For the 39 weeks ended
	10/30/03	10/31/02
	Thousands
Operating Activities:
Net income	$16,323	$274
Adjustments to reconcile net income to net cash provided by operating activities:
Cumulative effect of accounting change	—	24,625
Depreciation and amortization	63,753	57,677
Provision for store closures and asset impairment	2,543	—
Changes in assets and liabilities	9,376	(92,958)
Other	5,769	15,345
Net cash provided by operating activities	97,764	4,963

Investing Activities:
Net capital expenditures and acquisitions	(74,791)	(64,931)

Financing Activities:
Proceeds from long term borrowings, net	27,704	12,423
Repurchase of common stock	(20,023)	—
Dividend payments	(15,761)	(16,066)
Net cash used in financing activities	(8,080)	(3,643)

Increase (decrease) in cash and cash equivalents	14,893	(63,611)
Cash and cash equivalents at beginning of period	40,195	123,187
Cash and cash equivalents at end of period	$55,088	$59,576